DIRECTECH HOLDING COMPANY, INC.

AND SUBSIDIARIES

Consolidated Financial Statements and

Report of Independent Registered Public Accounting Firm

December 31, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
DirecTECH Holding Company, Inc. and subsidiaries
Maysville, Kentucky

We have audited the accompanying consolidated balance sheet of DirecTECH Holding Company, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations and other comprehensive loss, stockholders' deficit and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  The consolidated financial statements of DirecTECH Holding Company, Inc. and subsidiaries as of December 31, 2007, were audited by other auditors whose report dated July 15, 2008, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2008 consolidated financial statements referred to above present fairly, in all material respects, the financial position of DirecTECH Holding Company, Inc. and subsidiaries as of December 31, 2008 and the results of their operations and cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note B to the consolidated financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency.  These factors raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note B.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Minneapolis, Minnesota
June 26, 2009

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS
CURRENT ASSETS
Cash	$48,504	$12,996,380
Accounts receivable, net	4,728,143	23,167,461
Inventories	14,130,474	16,447,218
Prepaid expenses and other	2,755,382	4,340,871
Notes receivable, current	-	50,724
Total current assets	21,662,503	57,002,654

PROPERTY AND EQUIPMENT, NET	5,817,937	3,268,714

OTHER ASSETS
Investments and other long-term assets	6,854,476	3,184,087
Intangible assets, net	2,027,985	1,267,332
Notes receivable	333,752	1,000,689
Total other assets	9,216,213	5,452,108

TOTAL ASSETS	$36,696,653	$65,723,476

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Checks issued in excess of cash in bank	$422,046	$-
Current portion of long-term debt	8,766,262	16,597,993
Current portion of capital lease obligations	79,789	76,026
Line of credit	44,665	-
Note payable	-	3,776,507
Accounts payable	30,858,448	42,294,958
Accrued expenses	16,477,213	14,065,431
Due to related party	7,666,295	-
Deferred revenue	87,154	23,889
Total current liabilities	64,401,872	76,834,804

LONG-TERM LIABILITIES
Long-term debt, net of current portion	21,281,720	25,328,189
Capital lease obligations, net of current portion	127,321	226,481

TOTAL LIABILITIES	85,810,913	102,389,474

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Common stock, $0.01 par value, 2,000,000 shares authorized and 1,008,600 shares issued and outstanding	10,086	10,086
Additional paid-in capital	5,473,506	5,277,822
Accumulated other comprehensive loss- unrealized loss on available for sale securities	(1,847,600)	-
Accumulated deficit	(52,750,252)	(41,953,906)
Total stockholders’ deficit	(49,114,260)	(36,665,998)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$36,696,653	$65,723,476

See accompanying notes to the consolidated financial statements

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS
YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

REVENUES	$196,755,415	$213,744,073

COSTS AND EXPENSES
Cost of products and services (exclusive of depreciation and amortization shown separately below)	151,220,858	166,714,770
Selling, general and administrative	52,190,160	72,668,528
Depreciation and amortization	1,910,578	1,058,821

Total costs and expenses	205,321,596	240,442,119

LOSS FROM OPERATIONS	(8,566,181)	(26,698,046)

OTHER INCOME (EXPENSE)
Interest income (expense)	(3,094,839)	(1,285,385)
Equity in net income of investment in unconsolidated affiliate	652,167	-
Other	362,717	78,599

Total other income (expense)	(2,079,955)	(1,206,786)

LOSS BEFORE INCOME TAXES	(10,646,136)	(27,904,832)

PROVISION FOR INCOME TAXES	150,210	5,051,671

NET LOSS	$(10,796,346)	$(32,956,503)

COMPREHENSIVE LOSS:

NET LOSS	$(10,796,346)	$(32,956,503)

OTHER COMPREHENSIVE LOSS:
Unrealized loss on available for sale securities	(1,847,600)	-

COMPREHENSIVE LOSS	$(12,643,946)	$(32,956,503)

See accompanying notes to the consolidated financial statements

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2008 AND 2007

	Common stock	Additional Paid-in Capital	Accumulated other comprehensive loss	Accumulated deficit	Unearned ESOP compensation	Total
Balance, December 31, 2006	$10,000	$4,705,836	$-	$(8,744,091)	$(11,640,586)	$(15,668,841)

Net loss	-	-	-	(32,956,503)	-	(32,956,503)

Adoption of FIN 48 on January 1, 2007	-	-	-	(253,312)	-	(253,312)

Stock option expense	-	3,178,605	-	-	-	3,178,605

Common stock issued	86	774,774	-	-	-	774,860

ESOP compensation earned	-	(3,381,393)	-	-	11,640,586	8,259,193

Balance, December 31, 2007	10,086	5,277,822	-	(41,953,906)	-	(36,665,998)

Net loss	-	-	-	(10,796,346)	-	(10,796,346)

Contribution to subsidiary (see Note Q)	-	141,505	-	-	-	141,505

Stock option expense	-	54,179	-	-	-	54,179

Other comprehensive loss- unrealized loss on available for sale securities	-	-	(1,847,600)	-	-	(1,847,600)

Balance, December 31, 2008	$10,086	$5,473,506	$(1,847,600)	$(52,750,252)	$-	$(49,114,260)

See accompanying notes to the consolidated financial statements

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
OPERATING ACTIVITIES
Net loss	$(10,796,346)	$(32,956,503)
Adjustments to reconcile net loss to cash flows from operating activities:
ESOP compensation earned with leveraged Plan	-	5,833,704
Tax effected difference between ESOP cost and fair value	-	2,254,263
Stock based compensation expense	54,179	3,178,605
Depreciation and amortization	1,910,578	1,085,286
Write-off of merger costs	390,013	-
Gain on sale of equipment	(8,815)	(21,251)
Equity in net income of investment in unconsolidated affiliate	(652,167)	-
Deferred income taxes	-	2,049,689
Change in allowance for doubtful accounts	604,701	-
Gain on sale of 51% of Michigan Microtech, Inc.	(2,868,697)	-
Payment of management fees with reduction in note receivable	1,946,000	-

Changes in operating assets and liabilities:
Accounts receivable	15,612,611	1,534,592
Other receivables- related parties	5,593,056	-
Inventories	107,176	790,561
Prepaid expenses and other	1,217,090	500,874
Investments and other long-term assets	725,127	72,474
Accounts payable	(5,939,047)	6,587,972
Accrued expenses	3,575,357	(4,939,914)
Deferred revenue	63,265	-
Income taxes payable	-	53,886

Net cash flows provided by (used in) operating activities	11,534,081	(13,975,762)

INVESTING ACTIVITIES
Purchases of property and equipment	(4,871,705)	(2,087,347)
Payment of merger costs	-	(390,013)
Proceeds (purchase) of investment in affiliate	80,000	(100,000)
Principal payments on notes receivable	55,584	81,354
Purchase of intangible assets	(1,206,255)	(1,495,642)
Net decrease in cash from sale of Michigan Microtech, Inc.	(4,043,942)	-
Proceeds from sale of property and equipment	50,074	33,224

Net cash flows used in investing activities	(9,936,244)	(3,958,424)

FINANCING ACTIVITIES
Checks issued in excess of cash in bank	422,046	-
Payments of debt issuance costs	-	(347,438)
Cash contributions to ESOP	-	(18,741,567)
Proceeds from common stock	-	774,860
Borrowings on notes payable	-	7,686,409
Payments on notes payable	(3,776,507)	(3,909,902)
Borrowings on long-term debt	5,800,000	67,123,908
Payments on long-term debt	(16,965,283)	(35,826,897)
Net borrowings under line of credit	44,665	-
Payments on capital lease obligations	(70,634)	(66,445)

Net cash flows provided by (used in) financing activities	(14,545,713)	16,692,928

See accompanying notes to the consolidated financial statements

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

DECREASE IN CASH	$(12,947,876)	$(1,241,258)
CASH - BEGINNING OF YEAR	12,996,380	14,237,638
CASH - END OF YEAR	$48,504	$12,996,380

Supplemental disclosure of cash flow information:
Interest paid	$1,858,097	$1,963,164
Income taxes paid, net of refunds	163,901	693,833
Supplemental disclosure of non-cash investing and financing activities:
Note receivable received on sale of Michigan Microtech, Inc.	$2,246,000	$-
Multiband common stock received on sale of Michigan Microtech, Inc.	3,620,700	-
Reduction of note receivable with payment of management fees	1,946,000	-
Short-term note payable taken in exchange for account payable	158,640	-
Payments by ESOP loan principal by ESOP plan	-	171,225
Notes receivable from stockholders offset by note payable	886,584	-

See accompanying notes to the consolidated financial statements

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE A - NATURE OF OPERATIONS

DirecTECH Holding Company, Inc. (the “Company”) earns revenues predominately from the sale, installation and service of DirecTV dishes and equipment.  Services are provided to homeowners and businesses within the eastern and central United States.  Substantially all of the Company’s revenue is generated from services provided on behalf of DirecTV.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.  Principles of Consolidation

The 2008 consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, JBM, Inc. (“JBM”), Directech Delaware, Inc. (“Directech”), Directech Southwest, Inc. (“Directech Southwest”) and Directech Development, Inc. (“Directech Development”). The consolidated financial statements of Directech Development, Inc. (“Directech Development”) include the accounts of its wholly owned subsidiaries, Directech MDU, Inc. (MDU) and Directech Protection Company, Inc. (“Protection”).  All significant intercompany accounts and transactions have been eliminated in consolidation.

The 2007 consolidated financial statements also included 100% of the accounts of Michigan Microtech, Inc. (“Michigan Microtech”). During February 2008, the Company sold 51% of its holdings in Michigan Microtech to Multiband Corporation (“Multiband”) (See Note Q). Effective March 1, 2008, the Company no longer includes the accounts of Michigan Microtech in its consolidated financial statements and has adopted the equity method to account for its 49% share in the results of Michigan Microtech.

2.   Liquidity

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  For the years ended December 31, 2008 and 2007, the Company had net losses of $10,796,346 and $32,956,503, respectively.  At December 31, 2008, the Company had an accumulated deficit of $52,750,252.  The Company's ability to continue as a going concern is dependent on it maintaining profitability and/or raising additional capital. Subsequent to year-end, effective January 1, 2009, the Company sold a controlling interest in all its operating subsidiaries to Multiband (See Note Q). Management anticipates that the impact of this transaction will generate sufficient cash flows to pay current liabilities and long-term debt obligations and fund the Company's operations through 2009.

3.  Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE B - SUMMARY OF ACCOUNTING POLICIES (continued)

4.  Cash in Excess of Federally Insured Limits

The Company maintains its cash in high quality financial institutions. The balances, at times, may exceed federally insured limits.

5.  Accounts Receivable

The Company reviews customers' credit history before extending unsecured credit and establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers and other information. The Company does have credit risk with over 50% of accounts receivable being with one customer (DIRECTV).  Invoices are due 30 days after presentation.  Accounts receivable over 30 days are considered past due.  The Company does not accrue interest on past due accounts receivable.  Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer. Accounts receivable are shown net of an allowance for uncollectible accounts of $604,701 and $0 at December 31, 2008 and 2007, respectively.

6.  Inventory Pricing

Inventories consist of installation materials and equipment.  Inventories are stated at the lower of cost or market.  Cost of installation materials and equipment is determined using the first-in, first-out (FIFO) method.

7.  Property and Equipment

Property and equipment are stated at cost.  Depreciation is determined using straight-line methods over the estimated useful lives of the assets as follows:

Asset Classification	Estimated Useful Life
Leasehold improvements	Shorter of 3 years or length of lease
Equipment	5 – 7 years
Furniture and fixtures	7 years
Vehicles	5 years
Software	3 years
MDU related equipment	Shorter of 5-7 years or duration of right of entry agreement

Expenditures for additions, renewals and betterments are capitalized, expenditures for maintenance and repairs are charged to expense as incurred.  Upon retirement or disposal of assets, the cost and accumulated depreciation or amortization are eliminated from the accounts and the resulting gain or loss is credited or charged to operations.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE B - SUMMARY OF ACCOUNTING POLICIES (continued)

7.  Property and Equipment (continued)

The Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

8.  Investments and Other Long-term Assets

Investments and other long-term assets consist of the following as of December 31, 2008 and 2007, respectively:

	2008	2007
Equity in uncontrolled subsidiary (Michigan Microtech)	$3,470,727	$-
Multiband Corporation common stock (not registered with trading restrictions), at fair market value	1,773,100	-
Vehicle lease deposits	1,444,020	2,553,594
Deferred acquisition costs	-	390,014
Other	166,629	240,479
Total	$6,854,476	$3,184,087

On an ongoing basis, the Company evaluates its investments in available for sale securities and investments accounted under the equity method to determine if a decline in fair value is other-than-temporary such that the change should be reflected in the Company’s consolidated financial statements.  When a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

9.  Income Taxes

Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial reporting and tax basis of assets and liabilities.  A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.  The Company files consolidated income tax returns with its subsidiaries.

10. Revenue Recognition

The Company recognizes revenue in accordance with the Securities Exchange Commission’s Staff Accounting Bulletin No. 104 (SAB 104) “Revenue Recognition”, which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE B - SUMMARY OF ACCOUNTING POLICIES (continued)

10. Revenue Recognition (continued)

The Company earns revenues primarily through the installation and service of DirecTV video programming for residents of single family homes. In addition, MDU earns revenue primarily through the activation of, enhancement of, and residual fees on video programming services provided to residents of multiple dwelling units.

The Company has a home services provider (HSP) agreement with DirecTV which allows the Company to install and activate DirecTV video programming services for residents of single family homes.  As a DirecTV HSP, the Company earns revenue for installing and servicing DirecTV video customers pursuant to predetermined rates set by DirecTV which may vary from time to time.  Revenue is recognized upon completion of the delivery and installation of equipment.

Revenue generated by MDU from activation of video programming services is earned in the month of activation.  In the event that a customer cancels within the first 12 months of service, DirecTV has the right to chargeback the Company for a portion of the activation fees received.  In accordance with Securities Exchange Commission SAB 104, the Company has estimated the potential charge back of commissions received on activation fees during the past 12 months based on historical percentages of customer cancellations and has included that amount as a reduction of revenue.

11. Advertising Expense

Advertising is expensed as incurred.  Advertising expense recognized for the years ended December 31, 2008 and 2007 was $294,903 and $1,029,970, respectively.

12. Deposits

The Company is required to maintain refundable deposits with various lessors.  These deposits can be withheld to compensate the lessor for any property damages that may occur.  Substantially all deposits are held by one lessor and relate to the fleet vehicle operating leases.

13. Deferred Charges

Included within intangible assets, net were debt issuance costs with a net carrying value of $303,259 at December 31, 2007. Debt issuance costs were being amortized over the life of the loan using the straight-line method, which approximates the effective interest method. Accumulated amortization on these costs was $44,189 at December 31, 2007. The Company recorded interest expense on these costs of $44,189 for the year ended December 31, 2007. As of December 31, 2008, these costs were written off because the loan to which the costs were related to was repaid.

Included within investments and other long-term assets were costs of $390,013 associated with a pending merger agreement with Multiband Corporation at December 31, 2007. During 2008, the merger agreement was terminated and these costs were fully expensed as of December 31, 2008.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE B - SUMMARY OF ACCOUNTING POLICIES (continued)

14. Accrued Expenses

Included in accrued expenses were the following as of December 31, 2008 and 2007, respectively:

	2008	2007
Payroll, taxes and benefits	$5,779,012	$6,958,121
Legal settlement reserve	4,080,109	2,682,938
Accrued interest	1,524,057	134,230
Income taxes payable	434,802	606,241
Other	4,659,233	3,683,903

Total	$16,477,213	$14,065,431

15. New Accounting Pronouncements

During December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51” (“SFAS 160”).  This statement establishes accounting and reporting standards for noncontrolling interests in subsidiaries and for the deconsolidation of subsidiaries and clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  This Statement also requires expanded disclosures that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary.  SFAS 160 is effective for fiscal years beginning on or after December 15, 2008.  The Company does not believe that the adoption of SFAS 160 will have a material effect on its consolidated results of operations or financial position.

During December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141 (Revised 2007)”).  While this statement retains the fundamental requirement of SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations, SFAS 141 (Revised 2007) now establishes the principles and requirements for how an acquirer in a business combination: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree; recognizes and measures the goodwill acquired in the business combination or the gain from a bargain purchase; and determines what information should be disclosed in the financial statements to enable the users of the financial statements to evaluate the nature and financial effects of the business combination.  SFAS 141 (Revised 2007) is effective for fiscal years beginning on or after December 15, 2008. The Company does not believe that the adoption of SFAS 141 (Revised 2007) will have a material effect on its consolidated results of operations or financial position.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE B - SUMMARY OF ACCOUNTING POLICIES (continued)

15. New Accounting Pronouncements (continued)

During May 2009, the FASB issued SFAS No. 165 (“SFAS 165”), “Subsequent Events.” SFAS 165 requires all public entities to evaluate subsequent events through the date that the financial statements are available to be issued and disclose in the notes the date through which the Company has evaluated subsequent events and whether the financial statements were issued or were available to be issued on the disclosed date. SFAS 165 defines two types of subsequent events, as follows: the first type consists of events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet and the second type consists of events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. SFAS 165 is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The Company does not believe the adoption of SFAS 165 will have a material effect on its consolidated results of operations or financial position.

16. Financial Instruments

The carrying amount of all financial instruments approximates fair value. The carrying amounts for cash, accounts receivable, accounts payable and short-term debt approximate fair value because of the short maturity of these instruments. The fair value of capital lease obligations, notes receivable, note payable-stockholder and long-term debt approximates the carrying amounts based upon the Company's expected borrowing rate for debt with similar remaining maturities and comparable risk.

17. Reclassifications

Certain reclassifications have been made to the 2007 consolidated financial statements to make them conform with the 2008 presentation. These reclassifications had no effect on net loss or stockholders’ deficit.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE C - AVAILABLE FOR SALE SECURITIES

As of December 31, 2008, the Company had the voting rights for and was holding in trust 1,490,000 common shares of Multiband Corporation (See Note Q).  Effective January 1, 2008, FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”), which provides a framework for measuring, reporting and disclosing fair value under generally accepted accounting principles.  SFAS 157 applies to all assets and liabilities that are measured, reported and/or disclosed on a fair value basis.

As defined in SFAS 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In determining fair value, the Company values and records all investment securities transactions on a trade date basis.  Securities listed on a national or regional securities exchange are valued at their last reported sales price on the last business day of the period.  Securities which are not traded on a major exchange or for which no sale was reported on that date are valued at the average of their last quoted "bid" price and "asked" price.  Short positions are valued at the last quoted "asked" price.  Inputs used in the valuation methods can be either readily observable, market corroborated, or generally unobservable inputs.  Whenever possible the Company attempts to utilize valuation methods that maximize the use of observable inputs and minimizes the use of unobservable inputs.  Based on the observability of the inputs used in the valuation methods the Company determines fair value based on quoted market prices in active markets for identical assets and liabilities (Level 1).

Available for sale securities consisted of the following as of December 31, 2008 and 2007, respectively:

	Cost	Unrealized Loss	Fair Value at Period End

December 31, 2008	$3,620,700	$(1,847,600)	$1,773,100
December 31, 2007	$-	$-	$-

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE D - INVENTORIES

The Company’s inventory is segregated into three major categories.  Serialized DirecTV inventory consists primarily of satellite receivers and similar devices.  Non-serialized DirecTV inventory consists primarily of satellite dishes, poles and similar devices which are supplied by DirecTV.  Other inventory consists primarily of cable, switches and various small parts used in the installation of DirecTV systems.

	2008	2007

DirecTV - serialized	$6,305,560	$9,446,877
DirecTV - non-serialized	5,437,529	4,258,615
Other	2,387,385	2,741,726

Total Inventory	$14,130,474	$16,447,218

NOTE E - PROPERTY AND EQUIPMENT

Property and equipment, net consisted of the following as of December 31, 2008 and 2007, respectively:

	2008	2007
Vehicles	$82,387	$589,202
Furniture & fixtures	245,511	320,636
Equipment	1,786,289	2,563,361
Leasehold improvements	244,276	479,965
Software	116,908	995,420
MDU related equipment	6,437,875	1,871,072
	8,913,246	6,819,656
Less: accumulated depreciation and amortization	(3,095,309)	(3,550,942)
	$5,817,937	$3,268,714

Depreciation expense for the years ended December 31, 2008 and 2007 was $1,464,975 and $818,711, respectively.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE F - INTANGIBLE ASSETS

Intangible assets, net consist of multiple dwelling unit (MDU) right of entry contracts. These contracts provide the Company with certain subscription rights for residents within multiple dwelling unit facilities. The duration of these contracts is five to ten years with an average remaining life of 5.75 years, estimated lives of one to ten years and the cost of the contract is generally incurred upon execution of the contract. Rights of entry contracts are amortized on a straight-line basis over the life of the contract. Amortization expense was $445,603 and $240,110 for the years ended December 31, 2008 and 2007, respectively.

The carrying values of these contracts at December 31 were as follows:

	2008	2007
Original cost	$2,713,898	$1,507,642
Accumulated amortization	(685,913)	(240,310)
Net Carrying Value	$2,027,985	$1,267,332

Amortization expense for the following years ending December 31 will be as follows:

2009	$504,000
2010	296,000
2011	226,000
2012	191,000
2013	118,000
Thereafter	692,985
$2,027,985

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE G - LONG-TERM DEBT

    Long-term debt and capital lease obligations at December 31 consist of the following:

	2008	2007

Term loans- MB Financial Bank, N.A.	$-	$12,550,000
Notes payable to stockholders; interest at 7%; quarterly principal and interest payments of $706,219; secured by substantially all the assets; maturity date December 27, 2012	10,802,745	11,831,200
Note payable to stockholder; interest at 5%; monthly principal and interest payments of $100,000; secured by substantially all the assets; due March 15, 2021	10,958,553	11,611,387
Notes payable to stockholders; interest at 7%; quarterly principal and interest payments of $338,768; secured by substantially all the assets; due September 17, 2012	5,675,332	5,675,332
Notes payable to stockholders and an officer; unsecured; interest at 10%; due October 2008	2,300,000	-
Note payable, unsecured; interest at 8%; due April 30, 2009	158,640	-
Installment payable; unsecured; interest at 4.53%; monthly principal and interest payments of $8,659 through May 2010	142,317	237,426
Various equipment capital leases; all due in 2011; principal and interest at imputed rates of 12.95% to 14.70% payable in monthly installments; bargain purchase option at lease expiration	207,110	302,507
Other	10,395	20,837
	30,255,092	42,228,689
Less current maturities	8,846,051	16,674,019
	$21,409,041	$25,554,670

Term Loans- MB Financial Bank (“MB Bank”)

At December 31, 2007, balances due to MB Bank totaled $12,550,000. During 2008, additional amounts were advanced to the Company totaling $3,500,000. As called for under the loan agreements, principal payments of $710,000 were made.

On May 2, 2008, MB Bank filed a complaint against the Company in the United States District Court for the Northern District of Illinois, Eastern Division seeking, amongst other things, to recover the amounts due under the notes. At the time of the filing of the complaint, balances due totaled $15,340,000.

On June 18, 2008, the parties entered into a Forbearance Agreement, which expired on October 10, 2008, setting forth revised terms and conditions, including the dismissal of the court action without prejudice. Revised terms included monthly principal payments of $266,667 beginning July 15, 2008. In addition, commencing April 21, 2008, interest on all loans was to be calculated using the Default rate in the loan agreements (ranged from 9.37-9.62% as of June 18, 2008) payable on a monthly basis beginning on July 15, 2008. The agreement also contained certain reporting requirements and financial covenants that the Company had to adhere to during the period of the agreement.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE G - LONG-TERM DEBT (continued)

In connection with this Forbearance Agreement, the Company made a payment to the bank of $3,000,000 which was applied as follows: $2,670,436 against principal balances outstanding with the remaining $329,564 applied against outstanding interest due. Funds were raised by issuing promissory notes to certain stockholders and an officer totaling $2,300,000. These promissory notes carry an annual interest rate of 10%, payable monthly starting July 1, 2008, and were to be due on October 10, 2008. Payments of principal and interest were fully subordinated to amounts due to MB Bank. The remaining $700,000 came from the Company’s operating cash.

For the years ended December 31, 2008 and 2007, the Company recorded interest expense of $1,096,799 and $563,799, respectively.

In December 2008, the Company repaid all outstanding balances due under the term loans with MB Financial Bank.

Notes payable to stockholders

During 2007, notes payable to stockholders were created to finance the Company’s leveraged employee stock ownership plan acquisition loans. The notes called for quarterly principal and interest payments. The notes are secured by substantially all the assets of the Company which was subordinated until the term loans to MB Bank discussed above were paid off in December 2008. During 2008, the Company made principal and interest payments of $1,681,289 and $600,818, respectively, under certain of these notes. During 2008, the stockholders agreed to defer principal and interest payments totaling $3,436,605. Subsequent to December 31, 2008, the amounts due stockholders under these notes were restructured (see discussion below). Interest expense recognized on these notes was $1,874,102 and $1,144,467 for the years ended December 31, 2008 and 2007, respectively.

In June 2008, in connection with the agreement with MB Bank discussed above, the Company issued unsecured promissory notes to certain stockholders and an officer totaling $2,300,000. The notes were to be due on October 2008 and carried an interest rate of 10%. As of December 31, 2008, accrued and unpaid interest totaled $123,507. No payments of principal or interest were made on these notes during 2008. Subsequent to December 31, 2008, the amounts due stockholders under these notes were restructured (see discussion below).

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE G - LONG-TERM DEBT (continued)

Effective January 2, 2009, certain of the notes payable to stockholders were renegotiated. The stockholders agreed to reductions in the balances due and all accrued but unpaid interest through January 2, 2009 was added to the principal balance. In addition, the interest rate was adjusted to 5% per year. The balances of these notes payable to stockholders were revised as follows:

Balances as of December 31, 2008	$29,736,630
Add (deduct):
Principal reductions (debt extinguishment)	(4,836,931)
Accrued interest through January 2, 2009	1,047,625
Balances as of January 2, 2009	$25,947,324

Effective January 2, 2009, terms on the restructured notes payable to stockholders were revised as follows:

Notes maturing December 31, 2012; interest rate of 5%; quarterly principal and interest payments of $992,119	$14,311,745
Note maturing March 15, 2012; interest rate of 5%; monthly principal and interest payments of $100,000	10,958,553
Note maturing December 27, 2012; interest rate of 7%; quarterly principal and interest payments of $48,881	677,026
Total notes payable to stockholders	$25,947,324

In connection with the debt restructuring, the Company will recognize a gain on debt extinguishment of approximately $5.8 million in 2009.

Other

On December 30, 2008, the Company executed an unsecured promissory note with a vendor for certain legal expenses in the amount of $158,640. The note carries an interest rate of 8% and is due on April 30, 2009.

On April 20, 2007, the Company purchased certain intangible assets and equipment from Multiband Corporation.  Intangible assets include servicing rights and subscription residuals.  The purchase price was $745,790, which is inclusive of an assumption of an installment payable of $329,036. Monthly principal and interest payments of $8,659 are made through the date the note matures (May 20, 2010). As of December 31, 2008, the balance on the note was $142,317 and the interest rate under this note was 4.53%.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE G - LONG-TERM DEBT (continued)

Aggregate annual maturities of long-term debt and capital lease obligations for the years ended December 31 (after the January 2, 2009 note renegotiations noted above), are as follows:

2009	$4,486,569
2010	4,482,476
2011	4,609,368
2012	4,809,615
2013	814,612
Thereafter	7,263,145
$26,465,785

NOTE H - LINE OF CREDIT

In January 2008, the Company entered into a line of credit agreement with a bank that provides borrowings up to $50,000. Amounts outstanding under this line of credit carry an interest rate defined as the prime rate plus 3.0% (7.0% as of December 31, 2008). As of December 31, 2008, the amount outstanding was $44,665. This line of credit is guaranteed by a stockholder of the Company.

NOTE I - NOTE PAYABLE

On December 31, 2007, the Company fully paid its 2008 premiums for certain insurance policies. As of December 31, 2007, included within prepaid expenses and other, are pre-payments of $4,206,679 related to these policies. The amount financed by an outside lender was $3,776,507 which is reported as a note payable in the accompanying balance sheet as of December 31, 2007. Principal and interest at 6.0% was payable in ten equal monthly installments of $430,172 through October 2008. The balance was paid in full during October, 2008.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE J - LEASES

The Company is obligated under various capital leases for certain equipment.  The Company leases certain fleet vehicles and distribution warehouses under operating leases.  The following is a schedule of future minimum lease payments for all non-cancellable long-term capital and operating leases as of December 31, 2008:

	Capital	Operating

2009	$103,332	$7,484,000
2010	103,332	6,360,000
2011	37,661	5,039,000
2012	-	1,939,000
2013	-	526,000
Thereafter	-	901,000
Total minimum lease payments	244,325	$22,249,000
Less amount representing interest	37,215
Present value of minimum payments	$207,110

The Company leases substantially all of its fleet vehicles under operating leases from one lessor. The Company has entered this agreement jointly and severally with various subsidiaries of the Company. Each lease commences upon the in-service date of the vehicle and requires scheduled lease payments to be paid monthly for one year.  After one year, the Company has the option to renew the open ended lease for one year renewal periods or surrender the leased vehicle to the lessor to be sold.  If the net proceeds of such sale exceed the vehicles then depreciated value, the lessee receives the benefit of such excess. If there is a deficiency upon such sale, the lessee is required to pay the deficiency as additional rent to lessor. For the years ended December 31, 2008 and 2007, the Company recognized losses on sales of vehicles of approximately $1,313,000 and $8,000, respectively. In 2008, the lessor used a portion of the security deposits it held to fund losses of approximately $720,000, with the balance of the losses of $593,000 paid in cash. All 2007 losses were paid in cash by the Company. In addition, the Company has a security deposit with the lessor in the amount of approximately $1,444,000 and $2,553,000, respectively, which is included in other assets in the accompanying balance sheets as of December 31, 2008 and 2007, respectively. For the years ended December 31, 2008 and 2007, the Company’s operating lease expense under the lease totaled approximately $7,692,000 and $7,012,000, respectively.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE J - LEASES (continued)

Non-cancellable leases for distribution warehouses expire in various years through 2013.  These leases generally contain renewal options for periods ranging from two to five years and require the Company to pay all executory costs (property taxes, maintenance and insurance).  The Company is also required to pay refurbishment expenses upon the expiration of the leases.  The Company estimated the present value of this liability to be $76,700 and $85,747 at December 31, 2008 and 2007, respectively and has included it within accrued expenses in the accompanying balance sheets.  These leases generally contain escalating rent terms.  Included within accrued expenses in the accompanying balance sheets is approximately $118,000 at December 31, 2008 and 2007, respectively to account for the escalating rent payments on a straight-line basis.  Rent expense for all operating leases amounted to $1,660,506 and $1,760,189 for the years ended December 31, 2008 and 2007, respectively.

Total cost and accumulated amortization of the leased equipment was $389,431 and $217,126 at December 31, 2008 and $405,104 and $152,164 at December 31, 2007, respectively.

NOTE K - INCOME TAXES

The provision for income taxes includes these components as of December 31, 2008 and 2007, respectively:

	2008	2007
Taxes currently payable	$188,130	$368,737
Change in FIN 48 reserve	(37,920)	125,671
Deferred income taxes	-	2,303,000
Stockholders’ equity	-	2,254,263
Total tax provision	$150,210	$5,051,671

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense as of December 31, 2008 and 2007, respectively, is as follows:

	2008		2007
Computed at statutory rate	$(3,611,768)	(34.0)%	$(9,487,643)	(34.0)%
Increase (decrease) resulting from:
Permanent differences resulting from incentive stock options	-	-	55,246	0.2
Other permanent differences	31,726	0.3	52,000	0.1
Change in reserve for uncertain tax positions	(37,920)	(0.4)	125,671	0.2
State income taxes, net of federal benefit	(627,199)	(5.9)	(1,182,000)	(4.5)
Change in deferred tax asset valuation allowance	4,310,920	40.7	13,251,506	47.0
Adjustment to stockholders’ equity for shares released below cost	-	-	2,254,263	9.2
AMT, minimum fees and other	84,451	0.7	(17,372)	(0.1)
Actual tax provision	$150,210	1.4%	$5,051,671	18.1%

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE K - INCOME TAXES (continued)

The tax effects of temporary differences related to the deferred income taxes shown on the balance sheets as of December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets:
Accrued related party interest	$609,000	$50,000
Accrued legal settlement	1,632,000	1,084,000
Accrued stockholder payroll	-	29,000
Accrued vacation	302,000	278,000
Accrued expenses- general	758,000	14,000
Stock options granted- not exercised	1,048,000	1,025,480
Fixed assets and other capital costs	264,000	340,000
Excess ESOP contributions over Section 404 limit	-	4,283,000
Net operating loss carryforwards	14,804,000	6,320,026
	19,417,000	13,423,506

Deferred tax liabilities:
Prepaid expenses	(585,000)	(172,000)
	(585,000)	(172,000)

Net deferred tax asset before valuation allowance	18,832,000	13,251,506

Valuation allowance:
Beginning balance	(13,251,506)	-
Increase during the period	(5,580,494)	(13,251,506)
Ending balance	(18,832,000)	(13,251,506)

Net deferred tax asset (liability)	$-	$-

The change in deferred tax asset valuation allowance for 2008 was $5,580,494 less a true-up of the 2007 net operating losses due to adjusting to the exact rate and a true-up of the 2007 ESOT book to tax difference of $1,269,574.

At December 31, 2008 and 2007, the Company had unused U.S. federal net operating loss carryforwards of approximately $37,087,000 and $15,222,000, respectively, expiring from 2023 through 2027.

At December 31, 2008 and 2007, the Company had unused state net operating loss carryforwards of approximately $36,582,000 and $20,000,000, respectively, expiring in various years from 2010 through 2027.

Based upon the evidence as of December 31, 2008 regarding the likelihood of utilizing these loss carryforwards before the expiration date, a valuation allowance has been provided for the full amount of tax benefit.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE K - INCOME TAXES (continued)

The FASB has published FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”, to address the non-comparability in reporting tax assets and liabilities resulting from a lack of specific guidance in FASB SFAS No. 109 (SFAS 109), “Accounting for Income Taxes”, on the uncertainty in income taxes recognized in an enterprise’s financial statements.  Specifically, FIN 48 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and penalties, accounting interim periods, disclosure and transition.  The Company adopted FIN 48 as of January 1, 2007. To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income taxes, such amounts would be accrued and classified as a component of selling, general and administrative expense in the consolidated statement of operations.  Due to the loss carry forwards generated by the company, the Company’s federal and state tax returns are open to examinations for years from 2005 to the current year.

Unrecognized tax benefits are included within income taxes payable. A reconciliation of the beginning and ending amount of unrecognized tax benefits follows:

	2008	2007
Beginning balance, January 1	$362,133	$-
Additions for tax positions related to current year	-	125,671
Additions for tax positions of prior years	-	236,462
Reductions for tax positions of prior years	(37,920)	-
Settlements with taxing authorities	-	-
Ending balance, December 31	$324,213	$362,133

At December 31, 2008 and 2007, all of the unrecognized tax benefits, if recognized, would change the effective tax rate. For the years ended December 31, 2008 and 2007, the Company has recorded $8,700 and $10,000, respectively, of interest expense related to the unrecognized tax benefits. At December 31, 2008 and 2007, total interest accrued for uncertain tax benefits was $57,830 and $49,112, respectively.

The current year reduction in unrecognized tax benefits was due to a lapse in the statute of limitations. The Company expects the total unrecognized tax benefits to decline by approximately $84,000 in 2009 due to the lapse in the applicable statutes of limitations in certain state taxing jurisdictions. All of this amount will impact the effective tax rate.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE L - EMPLOYEE STOCK OWNERSHIP PLAN

The Company sponsors a leveraged and non-leveraged employee stock ownership plan and trust (“ESOP”) for the benefit of eligible employees.  Under the leveraged Plan, the Company makes annual contributions to the ESOP equal to the ESOP’s debt service.  The ESOP loans were created to finance the ESOP’s purchase of shares of Company stock.  Unallocated Company shares held by the ESOP (“ESOP shares”) are pledged as collateral for its debt.  As the ESOP loans are repaid, shares are released from collateral based on the proportion of debt service paid in the year of total expected debt service and allocated to participants’ accounts.  The Company accounts for its ESOP in accordance with Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans.  Shares pledged as collateral are reported as unearned ESOP shares on the balance sheet.  As the shares are released from collateral, the Company reports compensation expense equal to the current fair value of the shares released. At December 31, 2007, all shares under the leveraged ESOP have been allocated or released for allocation. All ESOP loans were fully paid with zero balance as of December 31, 2007. Under the non-leveraged Plan, ESOP contributions are discretionary and ESOP compensation expense is recognized at the amount of the cash contribution or the estimated value of the stock contribution.

The Company recognized total ESOP compensation expense of $21,584,766 for the year ended December 31, 2007, which consists of the following transactions:

•
On December 27, 2007, the Company made cash contributions of $11,611,773 to the ESOP. The ESOP made principal payments equal to this Company contribution and the ESOP loans were fully paid as of this date. These principal payments resulted in the release of 64,747 shares for allocation. As the Company estimated the ESOP share value of $90.10, the Company recognized ESOP compensation expense of $5,833,704 related to the fair market value of shares released for allocation for the year ended December 31, 2007.

•
On December 27, 2007, the Company made cash contributions to the ESOP of $14,976,202 and this amount is included within ESOP compensation expense for the year ended December 31, 2007. The ESOP plan used these contributions to purchase 166,218 shares at $90.10 per share.

•
On December 27, 2007, the Company contributed 8,600 newly issued shares to the ESOP. The Company estimated the value of these ESOP shares at $90.10 and recognized compensation expense of $774,860 for the year ended December 31, 2007.

•
During the fourth quarter of the year ended December 31, 2007, the ESOP Plan made payments of $300,000 on ESOP loans, inclusive of principal of $171,225 and interest of $128,775. The principal payments made by the ESOP resulted in the release of 967 shares for allocation. As these ESOP loan payments were made to the Plan, no expense was recognized by the Company.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE L - EMPLOYEE STOCK OWNERSHIP PLAN (continued)

The leveraged ESOP shares as of December 31, 2008 and 2007 are as follows:

	2008	2007
Allocated shares	$310,253	$244,539
Shares released for allocation	-	65,714
Unreleased shares	-	-
	310,253	310,253

Fair value of unreleased shares at December 31	$-	$-

In connection with the ESOP, the Company is required to repurchase shares of terminated ESOP participants if the ESOP does not repurchase the shares. At December 31, 2008 and 2007, respectively, the fair value (as estimated by the Company) of the 310,253 allocated shares held by the ESOP is approximately $14,457,790 and $37,350,467, respectively.

NOTE M - ELIGIBLE INDIVIDUAL ACCOUNT PLAN

The Company sponsors an eligible individual account plan (“EIAP”) for the benefit of substantially all employees.  The Company’s contributions to the EIAP are discretionary and are determined by the board of directors.  There were no contributions to the EIAP for the years ended December 31, 2008 and 2007.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE N - SIGNIFICANT ESTIMATES AND CONCENTRATIONS

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current exposures due to certain concentrations. Those matters include the following:

General Litigation

The Company is subject to claims and lawsuits that arise in the ordinary course of business.   The Company accrues for such litigation when a loss is considered probable and the amount of such loss, or a range of loss, can be reasonably estimated.  The Company has recorded accrued expenses of $4,080,109 and $2,682,938 at December 31, 2008 and 2007, respectively, for claims and settlements associated with litigation. The majority of the accrual relates to claims for back overtime wages alleged in a number of cases filed between 2006 to 2008 entitled Lachiev v. JBM (S.D. Ohio); Davis v. JBM (S.D. Ohio); Gruchy v. DirecTech Northeast (D. Mass); Stephen v. Michigan Microtech (E.D. Mich); and In re DirecTECH Southwest, Inc. (E.D. La).  At present, the Company is vigorously defending those claims. Defense costs are expensed as incurred.

Additionally, the Company is subject to pending claims and lawsuits for which losses are not probable and amounts cannot be reasonably estimated.  These losses could be material to the Company’s financial position, results of operations and cash flows.

Major Supplier/Customer

The Company purchases a substantial portion of its inventory from DirecTV.  DirecTV is the only supplier of the significant component parts, (i.e., dishes and receivers), to its end users.  Further, substantially all of the Company’s revenue is generated from services provided on behalf of DirecTV.  Receivables due from DirecTV represented 53% and 99 % of the Company’s accounts receivable balance as of December 31, 2008 and 2007, respectively.  Net sales generated from services provided on behalf of DirecTV represented 95% and 99% of total net sales for the years ended December 31, 2008 and 2007, respectively.

NOTE O - EQUITY INCENTIVE PLAN

During 2005, the Company adopted an equity incentive plan, under which the Company may grant common stock or incentive stock options to employees, including executive officers of the Company.

Effective January 1, 2007, the Company adopted SFAS No. 123R Share-Based Payment (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is being applied on the modified prospective transition method. The consolidated financial statements for the years ended December 31, 2008 and 2007 recognize compensation cost for the portion of the outstanding awards which have vested during the period. The Company recognizes stock-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE O - EQUITY INCENTIVE PLAN (continued)

During 2007, the Company issued ten-year options to purchase up to 84,000 shares of the Company’s common stock at an exercise price of $90.10 per share to various management personnel. These options were issued at a weighted average fair value of $48.81 per share. There were no options granted under this plan in 2008. As of December 31, 2008, options to purchase up to 46,671 shares were vested and exercisable and options to purchase up to 34,000 shares have been forfeited with a weighted average exercise price of $90.10. The weighted average remaining life of options outstanding was 9.0 and 10.0 years as of December 31, 2008 and 2007, respectively.

For the years ended December 31, 2008 and 2007, total stock-based compensation expense of $54,179 and $3,178,605, respectively, is included in costs and expenses in the accompanying consolidated statements of operations. Estimated stock-based compensation expense in future periods, based on stock options currently outstanding, is as follows:

For the years ended December 31:
2009	$54,179
2010	54,179
2011	54,130
$162,488

In determining the compensation cost of the option granted during the year ended December 31, 2007, as specified by SFAS 123R, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model and the weighted average assumptions used in these calculations are summarized as follows:

Risk-free interest rate	4.56%
Expected life of options granted	4.25 years
Expected volatility rate	65%
Expected dividend yield	0%

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE P - RELATED PARTY TRANSACTIONS

At December 31, 2007, the Company had various notes receivable due from certain stockholders.  These notes had common terms and matured on July 1, 2019.  The interest rates were fixed at 5.24%.  Principal and interest was receivable in quarterly installments totaling $26,640.  As of December 31, 2007, balances due under these notes totaled $919,667. Interest income recognized for the years ended December 31, 2008 and 2007 was $23,809 and $43,409, respectively. On July 1, 2008, the stockholders agreed to allow the Company to offset the balances remaining under those notes ($886,584) against notes payable they held (see Long-term debt footnote).

The Company has a note receivable due from a non-affiliated entity that is 50% owned by a stockholder.  The stated value of this note receivable is $50,950 and $102,950 at December 31, 2008 and 2007, respectively.  The note is non-interest bearing and will be paid down monthly from October 31, 2007 through maturity on December 31, 2009.  The Company has discounted this note to its present value using the Company’s effective borrowing rate.  The carrying value of this note receivable was $33,752 and $85,752 at December 31, 2008 and 2007, respectively, and imputed interest income recognized for the years ended December 31, 2008 and 2007 was $0 and $5,614, respectively.

Management Agreement

In November 2007, the Company entered into a Management Services and Transition Agreement with Multiband. Under this agreement, Multiband provided general management, financial and other consulting services to the Company. Fees paid under this agreement were $25,000 per week. In September 2008, the agreement was amended to increase the fixed fees payable up to $50,000 per week as of July 1, 2008 and to include the payment of a performance fee equal to 25% of earnings before interest, taxes, depreciation, amortization and the performance fee for the period March 1, 2008 through December 31, 2008. Subsequently, in October 2008, the rate of the performance fee was increased to 40% for the period March 1, 2008 through September 30, 2008. Subsequent to year-end, the agreement was terminated.

For the years ended December 31, 2008 and 2007, the Company incurred management and performance fees totaling $3,174,495 and $210,261, respectively. During 2008, the Company agreed to reduce the balance due from Multiband under the note receivable executed in connection with the sale of Michigan Microtech by $1,946,000 as payment of a portion of these management fees. As of December 31, 2008, balances due Multiband under these agreements totaled $518,024, which is included in accounts payable in the accompanying balance sheet.

Note Payable to Multiband

As of December 31, 2008, the Company had a note payable to Multiband in the amount of $5,000,000 as evidenced by a promissory note which is due in equal annual installments beginning on January 1, 2010 until the note is paid in full. The note carried an annual interest rate of 8.25%. Subsequently, the amount of the note was amended to $5,843,972. In connection with the sale of the operating entities to Multiband, as discussed in Note R, the balance of this note was offset against the note receivable from Multiband.

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE Q - SALE OF MICHIGAN MICROTECH

Effective March 1, 2008, the Company sold 51% of the shares it held in Michigan Microtech to Multiband Corporation (“Multiband”) pursuant to a Supplemental Agreement and Plan of Share Exchange. In return, the Company received 1,490,000 shares of restricted Multiband common stock valued at $3,620,700 ($2.43 per share) and a promissory note in the amount of $2,246,000. The Company also received certain piggyback registration rights with regards to the Multiband shares.

In connection with the sale, the Company recorded a gain of approximately $2.9 million, which is included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2008.

Effective March 1, 2008, because the Company owns only 49% of Michigan Microtech, the financial position and results of operations of Michigan Microtech for the period March 1, 2008 through December 31, 2008 are no longer included in the Company’s consolidated financial statements. Accordingly, the Company accounts for its remaining investment in Michigan Microtech using the equity method of accounting. For the period March 1, 2008 through December 31, 2008, the Company has recorded income in the amount of $652,167 for their 49% share of income for the period. As of February 28, 2009, the Company recorded a capital contribution of $141,505 in lieu of payment of any tax liability which may have been generated by Michigan Microtech during the period January 1 through February 29, 2008 when Michigan Microtech was part of the consolidated federal income tax return of the Company and its wholly owned subsidiaries.

In accordance with Financial Accounting Standard (“FAS”) 115, “Accounting for Certain Debt and Equity Securities”, the Company has determined that the shares of Multiband common stock held qualify as “available for sale” securities, with any unrealized gains or losses represented by the difference between fair value and original cost excluded from earnings. Accordingly, the Company has recorded an unrealized loss of $1,847,600, which is included in stockholders’ deficit in the accompanying consolidated balance sheet as of December 31, 2008 (See Note C).

The promissory note received by the Company from Multiband carries a stated interest rate of 5%. The entire principal balance, together with all accrued and unpaid interest, is due February 29, 2013. During 2008, the amount of the promissory note was reduced by $1,946,000, reflecting a payment under the management agreement between the two parties, leaving a balance due under the note of $300,000. As of December 31, 2008, the Company has recorded accrued interest receivable of $76,978, which is included in other current assets in the accompanying consolidated balance sheet. Subsequent to December 31, 2008, the Company has agreed to offset the balance due under this note against the purchase price of the amount received for the sale of all the operating subsidiaries (see Note R).

DIRECTECH HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2008 and 2007

NOTE R - SUBSEQUENT EVENT

Effective January 2, 2009, the Company sold 80% of the stock it held in all its subsidiaries, with the exception of Michigan Microtech, to Multiband. In addition, the Company sold an additional 29% of the stock it held in Michigan Microtech to Multiband. In exchange for the stock, the Company received total consideration of $41.2 million, consisting of $500,000 of cash at closing plus two promissory notes. The first promissory note is in the amount of $500,000, payable without interest as follows: $250,000 on demand on or after April 1, 2009 and $250,000 after Multiband’s retention of senior financing, as defined, no later than August 31, 2009. The second promissory note is in the amount of $40.2 million, payable four years after the date of sale, with an annual interest rate of 8.25%. Interest will be payable on a quarterly basis with the first payment due April 1, 2009. Both notes are secured by the underlying stock sold to Multiband and all the assets of the subsidiaries.

In connection with this sale of stock, the Company will recognize a pretax gain of approximately $50 million in the first quarter of 2009.

Subsequent to the closing of the transaction, the Company agreed to reduce the amount of the second promissory note by $5,843,972, the amount of the note payable to Multiband which existed as of December 31, 2008. The offset reduced the amount of the promissory note to $34,356,028.

As part of the agreement, Multiband shall have until December 31, 2009, subject to stockholder approval, to purchase the remaining 20% of the issued and outstanding shares of common stock of the subsidiaries.  The consideration for the 20% purchase will be $10 million of Multiband Series J Preferred Stock, whose issuance will require Multiband stockholder approval. If Multiband is unable to complete that part of the transaction by December 31, 2009, the interest rate on the second promissory note is increased by 2% per quarter, beginning January 1, 2010, to a maximum rate of 18%, until the preferred stock is issued.

Beginning with the fiscal quarter ending March 31, 2009, the Company will receive a quarterly cash payment equal to 20% of the net income, as defined in the agreement, of the subsidiaries sold.

As part of the this transaction, effective January 2, 2009, the Company was provided with a working capital line of credit in the amount of $500,000 by a stockholder of the Company.

Under the terms of the agreement, the Company has agreed to indemnify Multiband for 50% of certain litigation claims and related expenses (see Note N - Significant Estimates and Concentrations) once those claims are settled and paid by offsetting those amounts against amounts due under the promissory note. As of December 31, 2008, the liability is estimated to be $2,290,000.